SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 2, 2009

STATION CASINOS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-21640	88-0136443
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 495-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17CFR 240.13e-4 (c))

Item 7.01.  Regulation FD Disclosure.

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the press release of Station Casinos, Inc. (“Station” or the “Company”), dated February 3, 2009, announcing the Company’s estimates of its financial results for the fourth quarter ended December 31, 2008.

Item 8.01.  Other Events.

On February 3, 2009, the Company announced that affiliates of the Fertitta family and Colony Capital have committed, as part of an overall restructuring proposal, to contribute in the aggregate up to $244 million in cash if an acceptable agreement is reached with all of the Company’s lending constituents.  The Company announced that it is soliciting from eligible institutional holders of its existing senior and senior subordinated  notes ballots for a vote in favor of a plan of reorganization under chapter 11 of the United States Bankruptcy Code.  Holders would receive under the proposed plan a combination of secured notes and cash in exchange for their outstanding notes.

The Company also announced that it elected not to make a scheduled $14.6 million interest payment that was due on February 1, 2009, as it is launching the proposed restructuring plan.  The Company noted that as of January 31, 2009, it had approximately $350 million of cash on hand to pay expenses, fund operations and maintain its business interests and properties.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits. The following exhibits are being filed herewith:

99.1         Text of press release, dated February 3, 2009.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos, Inc.

Date: February 3, 2009	By:	/s/ Thomas M. Friel
Thomas M. Friel
Executive Vice President, Chief Accounting Officer and Treasurer

Index to Exhibits

Exhibit No.	Description

99.1	Text of press release, dated February 3, 2009